Exhibit 10.3
Altra Holdings, Inc.
Executive Severance Policy
Effective November 1, 2008
Plan Document and Summary Plan Description
1. Purpose and Administration.
          The Altra Holdings, Inc. Executive Severance Policy (the “Policy” or “Plan”) became effective November 1, 2008 (the “Effective Date”) following approval by the Personnel and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Altra Holdings, Inc. (the “Company”). The Policy is intended to provide certain executives of the Company who are in a position to contribute materially to the success of the Company with Severance Benefits if they are separated from employment with the Company as set forth herein.
          The Company shall have sole authority in its sole and absolute discretion to interpret, apply and administer the terms of the Plan and to determine eligibility for and the amounts of benefits under the Plan, including the interpretation of ambiguous Plan provisions, determination of disputed facts or application of Plan provisions to anticipated circumstances, in each case, in its sole and absolute discretion. The Company’s decision on any such matter in its sole and absolute discretion shall be final and binding. The Company is both the Plan Sponsor and Plan Administrator of the Plan for purposes of ERISA and shall have responsibility for complying with any ERISA reporting and disclosure rules applicable to the Plan. The Plan Administrator may at any time delegate any other named person or body, or reassume therefrom, any of its fiduciary responsibilities or administrative duties with respect to the Plan. The Company is also the named fiduciary of the Plan within the meaning of ERISA, with the power to act in its sole and absolute discretion with respect to the review of claims for benefits under the Plan that are denied. The Company may contract with one or more persons to render advice or services with respect to any responsibility it has under the Plan. Subject to the limitations of the Plan, the Company shall from time to time establish such rules, regulations or guidelines as it may determine are necessary or appropriate for the operation and administration of the Plan.
2. Definitions.
          As used in this Policy, the following terms shall have the respective meanings set forth below:
a. “Cause” means (i) Participant’s material breach of the terms of any agreement between Participant and the Company; (ii) Participant’s willful failure or refusal to perform his or her material duties required pursuant to his or her employment; (iii) Participant’s willful insubordination or disregard of the legal directives of the Board, or any senior executive to whom Participant reports, which are not inconsistent with the scope, ethics and nature of Participant’s duties and responsibilities; (iv) Participant’s engaging in misconduct which has a material adverse impact on the reputation, business, business relationships or financial condition of the Company; (v) Participant’s commission of an act of fraud or embezzlement against the Company or any of its subsidiaries; or (vi) any conviction of, or plea of guilty or nolo contendere by, Participant with respect to a felony (other than a traffic violation), a crime involving moral turpitude, fraud or misrepresentation; provided, however, that Cause shall not be deemed to exist under any of clauses (i), (ii) or (iii) unless Participant has been given reasonably detailed written notice of the grounds for such Cause and Participant has not effected a cure within twenty (20) days of the date of receipt of such notice.
b. “Code” means the Internal Revenue Code of 1986, as amended.
c. “Company” means Altra Holdings, Inc. and its affiliates including its wholly owned subsidiary Altra Industrial Motion, Inc., or any successor to those entities. For purposes of this Policy, the term “affiliate” means any entity controlling, controlled by, or under common control with the Company.
d. “Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates pursuant to a Qualifying Separation as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.
e. “Disability” means that at the time the Participant’s employment is terminated, he or she has been unable to perform the duties of his/her position for a period of six consecutive months as a result of the Participant’s inability due to physical or mental illness.

f. “Participant” means each of the senior executives of the Company who are selected by the Committee for coverage by this Policy. As of the adoption date of the Policy, Participants shall include the officers and executives set forth on Appendix A. The Committee and/or the Board shall have the ability to amend Appendix A to add or remove Participants at its discretion.
g. “Plan” means the Altra Holdings, Inc. Executive Severance Policy, effective November 1, 2008.
h. “Plan Administrator” means Altra Holdings, Inc.
i. “Qualifying Separation” means a termination of employment (within the meaning of “separation from service,” as defined in Section 1.409A-1(h) of the Final Treasury Regulations) from the Company (and its affiliates) but specifically excludes, without limitation, termination of employment due to Cause, death, Disability, or termination by the Participant.
j. “Separation Agreement” means an effective agreement prepared by the Company, executed by the Participant and returned to the Company within the time period requested by the Company. It shall contain (a) typical provisions concerning termination of employment (including, without limitation, provisions regarding noncompetition, nonsolicitation, nondisparagement and confidential and proprietary information), (b) a statement that Severance Benefits under this Policy are conditioned upon the Company’s receipt of such agreement, and (c) a release (in a form to be determined by the Company) by the Participant of the Company from any liability or obligation (excluding any indemnification to which the Participant may be entitled pursuant to the Company’s Amended and Restated Certificate of Incorporation, By-Laws and any coverage under directors and officers, professional, fiduciary or errors or omissions policies that benefit the Participant) to the Participant. To be effective, the Separation Agreement shall not have been revoked by the Participant within the time permitted under applicable state and federal laws.
k. “Severance Benefits” mean the benefits set forth in Section 4.
l. “Severance Pay” means the salary continuation payments under Section 4 of this Policy.
3. Eligibility.
          This Policy applies to the Participants as defined herein and supersedes and replaces all other policies and plans with respect to severance. Notwithstanding the foregoing, in the event a Participant enters into a written agreement with the Company regarding severance, including without limitation a change in control agreement, the terms and conditions of such written agreement shall control with respect to the circumstances covered by such agreement. For avoidance of doubt, in the event a Participant incurs a Qualifying Separation not covered by the express terms of any written agreement with the Company (e.g., a Qualifying Separation not covered by a Change in Control Agreement), Participant shall continue to be eligible to receive benefits under this Policy.
4. Severance Benefits.
          The Company will, subject to the terms of the Policy, provide severance benefits as set forth in this Section 4 to all Participants who have experienced a Qualifying Separation from the Company
a.	Severance Pay. The Company will continue to pay to Participant his or her regular annual base salary as in effect on Participant’s last day of employment (“Base Salary”) for a period of twelve (12) months following the Date of Termination or until commencement of new employment, whichever is earlier (“Severance Period”). Notwithstanding the foregoing, during the applicable revocation period of a Participant’s Separation Agreement, the severance payments that would otherwise have been paid during such time shall be paid as soon as administratively feasible following the lapsing of such revocation period. Subject to the foregoing, the Company shall pay to the Participant severance on regular paydays of the Company to the extent administratively feasible. The Severance Pay will be made less applicable withholdings and deductions.

b.	Medical and Dental Benefits. The Company will continue to provide Participant, for a period of twelve (12) months following the Date of Termination or until commencement of new employment providing substantially similar benefits, whichever is earlier, with coverage under the Company’s group medical and dental insurance plans, provided the Company is able to provide such benefits to Participant under its existing plans and arrangements. Participant shall continue to contribute his or her portion of the premium for such benefits, deducted via payroll. Upon completion of the 12 month period, Participant shall be eligible for COBRA continuation, at full cost to the Participant.

c.	Equity Awards. The rights regarding the Participant’s equity awards shall continue to be governed by the agreements, instruments and stock plan governing such equity awards.

d.	Separation Agreement. A Participant must execute an effective Separation Agreement (a form of which is attached hereto as Appendix B) within 30 days of a Qualifying Separation in order to receive Severance Benefits. Severance Benefits shall cease upon the Participant violating any provision of his or her Separation Agreement, or any post-termination obligations under his or her employment agreement (if any).
5. Non-Exclusivity of Rights.
          The terms of this Policy shall not prevent or limit the right of a Participant to receive, prior to a Qualifying Separation, any base salary, retirement or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any other benefit, policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.
6. Amendment; Termination.
          This Policy, including the designation of those who qualify as Participants, may be amended or terminated by the Committee at any time. No such termination or amendment shall affect the rights of any Participant whose employment has been terminated as a result of a Qualifying Separation, or who is then receiving Severance Benefits at the time of such amendment or termination. If a Participant dies after signing the Separation Agreement and prior to receiving all of the Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Company or, in the event of no designation of beneficiary or the death of the beneficiary, then to the estate of the deceased Participant.
7. 409A Compliance.
          Each payment under the Plan shall be treated as a separate payment under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”). Notwithstanding the foregoing, if all or any portion of the severance payment and/or benefits due under the Plan are determined to be “non-qualified deferred compensation” subject to Section 409A and the Company determines that the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the other guidance promulgated thereunder), then such severance payment and/or benefits shall commence no earlier than the first day of the seventh month following Participant’s termination of employment. Any payment or benefit delayed by reason of the prior sentence shall be paid in a single lump sum on the first day immediately following the end of such required delay period in order to catch up to the original payment schedule.
8. Non-Assignability.
          Severance Benefits pursuant to the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Benefits under this Policy.
9. No Employment Rights.
          This Policy does not constitute a contract of employment for a particular term or length between any Participant and the Company, nor does it in any way alter any Participant’s status as an employee-at-will who may be terminated with or without cause for any reason or no reason at all except a reason prohibited by law.

10. Governing Law.
          The terms of the Policy, to the extent not preempted by federal law, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts (without regard to its conflict of laws principles) including all matters of construction, validity and performance.
11. ERISA Rights.
          The Plan is an “employee welfare benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Any employee or former employee of the Company who believes that he or she has not been provided with benefits otherwise due under the Plan are “participants” of the Plan. Participants in the Severance Plan are entitled to certain rights and protections under ERISA. ERISA provides that all employee welfare benefit plan participants shall be entitled to:
(a)	Receive Information About the Plan and its Benefits.
(i)	Examine, without charge, at the Company’s locations, all documents governing the Plan, including the updated Plan Document and Summary Plan Description and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii)	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including the updated Plan Document and Summary Plan Description and copies of the latest annual report (Form 5500 Series). The Plan Administrator may make a reasonable charge for the copies.
(b)	Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called ``fiduciaries’’ of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants. No one, including the Company or its employees, may discriminate against a participant in any way to prevent a participant from obtaining a benefit or exercising his or her rights under ERISA.

(c)	Participants’ Rights.
(i)	If a participant’s claim for severance benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules, pursuant to the Claims Procedures given below.

(ii)	Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if the participant requests a copy of Plan documents or the latest Form 5500s from the Plan and does not receive them within 30 days, the participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a participant has a claim for benefits which is denied or ignored, in whole or in part, the participant may file suit in a state or Federal court. If it should happen that a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or he or she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person the participant had sued to pay the costs and fees. If the participant loses, the court may order the participant to pay the costs and fees, for example, if it finds that the participant’s claim is frivolous.
(d)	Assistance with Participants’ Questions. If a participant has any questions about the Plan, the participant should contact the Plan Administrator. If a participant has any questions about his or her rights under ERISA, or if a participant needs assistance in obtaining documents from the Plan Administrator, the participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue

N.W., Washington, D.C. 20210. A participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
12. Claims Procedure.
          If an employee or former employee believes that he or she has not been provided with benefits otherwise due under the Plan, then the employee or former employee (“Claimant”) may file a claim for benefits (“Claim”) under this procedure with the Company’s Human Resources Department at Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171 or its delegate. Such Claim must be made within ninety (90) days after the date the Claimant knows or should have known that he/she is not entitled to benefits under the Plan. Upon submitting a Claim, the Claimant may (1) submit written comments, documents, records, and other information relevant to his or her claim and (2) obtain, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to his or her claim. Normally, upon receipt of a Claim, the Plan Administrator will provide written notice of its decision on the Claim within ninety (90) days. However, if special circumstances require additional time, the Claimant will be notified of that fact within ninety (90) days, and the Plan Administrator will make a decision on the Claim within one hundred eighty (180) days of the date the Claimant’s Claim was received. If no decision is provided within the ninety (90)- or one hundred eighty (180)-day periods described in this paragraph, the Claim will be deemed to have been denied.
(i)	If a Claimant makes such Claim and the Plan Administrator denies the Claim in whole or in part, the Plan Administrator shall give the Claimant written notice of such decision setting forth the following:
(A)	The specific reason or reasons for the denial;

(B)	References to the specific Plan provisions on which the decision was based;

(C)	A description of any additional material or information required to make the Claimant’s Claim acceptable, with a statement of why such material or information is required;

(D)	A description of the Plan’s procedures, and the time limits applicable to those procedures, to follow if the Claimant wishes to have the denied Claim reviewed;

(E)	Notice that the Claimant may obtain free of charge, copies of all documents, records and other information relevant to the Claimant’s Claim; and

(F)	A statement that the Claimant has the right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
(ii)	Any Claimant may appeal a determination or denial of a Claim for benefits as described in (a) above by making a written request to the Plan Administrator for such a review within sixty (60) days after the Claimant receives notice that the Claim has been denied (or within sixty (60) days after the date the Claim is deemed denied) in whole or in part (“Appeal”). Such Appeal should set forth all of the grounds upon which the Appeal is based and any facts in support thereof, and should set forth any issues or comments which the Claimant deems relevant to the Appeal.

(iii)	Upon submitting an Appeal, the Claimant may submit written comments, documents, records, and other information relevant to his or her Appeal. The Plan Administrator shall take such submissions into account in rendering a decision on the Appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(iv)	Additionally, in reviewing the Appeal, the Plan Administrator may require the Claimant to submit, within ten (10) days of its written notice, such additional facts, documents or other evidence as the Plan Administrator in its sole discretion deems necessary or advisable in making its review.

(v)	The Plan Administrator will review Claimant’s Appeal and normally will notify the Claimant of its final decision within sixty (60) days after it receives Claimant’s Appeal. However, in special circumstances, the Plan Administrator may need additional time to make a final decision. By notifying the Claimant of such special circumstances that require additional time, and of the date by which the decision can be expected, the Plan Administrator may take up to an additional sixty (60) days (for a total of one hundred twenty (120) days) to make a decision regarding the Appeal. If no decision is reported within the sixty (60)- or one hundred twenty (120)-day periods described in this paragraph, the initial denial of the claim will be deemed to have been affirmed. The decision of the Plan Administrator on any Appeal shall be final and conclusive upon all persons if supported by substantial evidence.

(vi)	The period of time within which a final decision related to the Appeal is required to be made shall begin at the time an Appeal is filed in accordance with the procedures of the Plan, without regard to whether all the information necessary to make such decision accompanies the filing. In the event that a period of time is extended as permitted due to a Claimant’s failure to submit information necessary to decide a Appeal, the period for making a final decision regarding the Appeal shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(vii)	If the Plan Administrator denies a Claimant’s Appeal in whole or in part, the Plan Administrator shall give the Claimant written notice of the final decision setting forth the following:
(A)	The specific reason or reasons for the denial;

(B)	References to the specific Plan provisions on which the decision was based;

(C)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s Appeal; and

(D)	A statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.
A Claimant or his or her legal representative may further appeal the Plan Administrator’s final decision by filing an action in a federal court of competent jurisdiction, provided that such action is filed no later than ninety (90) days after receipt of a final decision by the Claimant or his or her legal representative. The agent for service of process in connection with the Plan is the Director of Human Resources located at Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171, and legal process can also be served on the Plan Administrator at the same address.

(viii)	Notwithstanding the above, completion of the claims procedures described in this Section 12 is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or any other individual or entity, unless the Plan Administrator, in its sole discretion, waives compliance with such Claim procedures as a condition precedent
     13. Miscellaneous.
          a. Taxes and Withholding. As a condition to any payment or distribution pursuant to the Policy, the Company may require a Participant to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant thereunder. The Company may deduct or withhold such sum from any payment or distribution to the Participant.
          b. Right to Offset. Notwithstanding any provisions of the Policy to the contrary, the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his beneficiary or estate) under the Policy against any amounts that such Participant may owe to the Company.
          c. Severability. If any provision of the Policy is determined to be invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Policy, such provision shall be stricken, and the remainder of the Policy shall remain in full force and effect.

14. Important Information About the Plan.
•	The Plan is established and maintained by Altra Holdings, Inc.

•	The Employer Identification Number (EIN) is 61-1478870.

•	The Plan Number is 501.

•	The Plan is administered directly by the Plan Administrator. The Plan Administrator has the authority to control and manage the operation of the Plan. The Plan Administrator may terminate, suspend, withdraw or amend the Plan, in whole or in part, at any time, subject to the applicable provisions of the Plan.

•	The Plan Administrator is: Altra Holdings, Inc. 14 Hayward Street Quincy, MA 02171

•	The agent for service of legal process is Altra Holdings, Inc.

•	The Plan of benefits is financed by the Employer.

•	The date of the end of the Plan Year is December 31, 2008.

Appendix A
The Participants under the Policy shall include the following officers and executives of the Company:
1.	VPGM Gearing and Belted Drives

2.	VPGM Global Couplings

3.	VPGM Electric Clutch Brakes

4.	VPGM Bearings and Overrunning clutches

5.	VPGM Heavy Duty Clutch Brakes

6.	VP Global Sales

7.	VP Marketing and Business Development

8.	VP Human Resources

9.	VP and General Counsel

10.	VP Finance

Appendix B
SEPARATION AGREEMENT
     THIS AGREEMENT, made and entered into this the ___day of                     , 200_, by and between Altra Holdings, Inc. (hereinafter referred to as “the Company”) and                                         , (hereinafter referred to as “the Employee”):
     WHEREAS the Employee and the Company agree that as of [Date], (hereinafter referred to as the “Effective Date”) the employment relationship between them will terminate, and this Agreement will become effective as set forth herein;
     WHEREAS the Employee and the Company agree that it is in the best interest of each that the terms and conditions of the Employee’s termination of employment be expressly set forth and that the severance payments and benefits to be provided by the Company be similarly set forth; and,
     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter made by the Employee and the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the Employee and the Company, it is agreed that:
1.	As of the Effective Date the Employee will perform no further services for the Company, and his status as an employee of the Company will cease.

2.	After the Effective Date the Company shall provide the following payments and benefits to the Employee:
a.	Executive Severance Policy Benefits Exchanged Contingent upon the Employee’s Execution of this Severance Agreement and Release

Upon execution of this Waiver and Release, the Company will provide Employee with Severance Pay as described in the Executive Severance Policy effective as of November 1, 2008. The Company will pay the severance as salary continuation, payable immediately following the Revocation Period described below in paragraph 6(c). Required tax and other withholdings shall be deducted from such payment.

b.	Medical and Dental Benefits

Upon execution of this Waiver and Release, the Company will continue to provide Employee with medical and dental benefits as described in the Executive Severance Policy effective as of November 1, 2008.
3.	In consideration of the Company’s agreement to provide the Employee with the payments and benefits listed in Paragraph 2, Employee, his heirs, executors, legal representative, administrators, successors and assigns, fully discharges, releases the Company (including its officers, directors, managers, supervisors, and or agents), and any parent or affiliated companies (including their officers, directors, managers, supervisors, or agents), as to all administrative charges, lawsuits, causes of action, employment contracts, demands, and claims for damages whatsoever that he now has or now may have in law or equity, including, but not limited to, all claims pertaining to or arising out of his employment, any term, condition or privilege of his employment, or the termination of his employment, and any claims arising under any state of federal statutory or common law, such as Title VII or the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C.§ 2000e, et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C.§§ 621-634; the Americans With Disabilities Act (“ADA”), 42 U.S.C.§ 12101 et seq.; the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C.§ 1001 et seq.; the Consolidated Omnibus Budget

Reconciliation Act (“COBRA”), 29 U.S.C. § 1161 et seq.; wage payment laws, and common law claims of wrongful termination, personal injury, breach of contract, or other wrongful act or omission. This Agreement is not intended to waive any claims that may arise after the date the Agreement is executed.
4.	The parties agree that the Company had no prior legal obligation to make the additional payments that have been exchanged for the promises made by Employee in this Agreement.

5.	Employee acknowledges that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder.

6.	Notification under the Older Workers Benefit Protection Act
a.	Time to consider this Agreement. Employee acknowledges that he has been provided with a copy of this Agreement and has been given twenty-one (21) consecutive days in which to review and consider the Agreement.

b.	Legal counsel. Employee is advised by the Company to consult with legal counsel and to seek a clarification of any of the terms of the Agreement prior to signing this Agreement.

c.	Revocation. The Employee acknowledges that he has a period of seven (7) calendar days following his signing of this Agreement to revoke this Agreement (the “Revocation Period”). Any such revocation of the Agreement must be made by the Employee and delivered to the CFO of TB Wood’s Incorporated, Chambersburg, PA. Any revocation hereunder shall not affect the Company’s termination of the Employee’s employment.

d.	When the terms become effective. The terms of the Agreement shall become final and binding only upon expiration of the Revocation Period provided in subparagraph 6(c) above. No payments shall be made under paragraph 2(a) until the Agreement becomes final and binding upon the parties.
7.	The Employee agrees that the only consideration for signing this Agreement are the terms stated or identified in this Agreement or its attachments and that no other promises or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Therefore, this Agreement, together with its exhibits and attachments, constitutes the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding on the parties.

8.	The Employee understands and agrees that the Company’s obligation to perform under this Agreement is conditioned upon the Employee’s performance of all agreements, releases, and covenants to the Company as set forth herein.

9.	The Agreement shall inure to and be binding upon the parties hereto, their respective heirs, legal representative, successors, and assigns.

10.	This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, except where federal law may apply.

11.	This Agreement does not constitute an admission of any wrongdoing by the Company.

12.	The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion of any provision shall not affect the validity or

2

enforceability of other portions of such provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

13.	This Agreement may not be changed orally, but only by a subsequent agreement in writing signed by the parties.

14.	Employee agrees to retain in strict confidence and not to use for any purpose whatsoever or divulge, disseminate or disclose to any third party any proprietary, financial or other confidential information relating to the Company, its business, or its business records that Employee may recall from his employment with the Company. The Employee further agrees that the provisions of this Agreement are confidential and that the terms of this Agreement, including but not limited to the amount of any payments made as outlined in paragraph 2 above, will not be divulged or disclosed in any manner whatsoever to any person other than his attorney in a legally recognized privileged communication; except that the Employee may communicate the terms of this Agreement to his accountant or tax return preparer to the extent necessary in preparing his [200_] tax return or to receive relevant tax advice, and to members of his immediate family, but Employee shall be responsible for any disclosures by such persons as though they were made by him. Employee also may make such disclosures as are required by a valid, enforceable subpoena, a court of law with jurisdiction to compel Employee’s testimony, or any governmental body with authority to compel Employee to answer questions about the Agreement. The Employee agrees that this paragraph is a material provision of their Agreement and that a breach of this term will release Company from any further obligation under the Agreement and entitle the Company to recover all monetary consideration furnished by the Company pursuant to this Agreement and any other damages that it may establish.

15.	The Employee further states that he has carefully read this Agreement, knows the contents thereof, has had the opportunity to consult legal counsel if he so wishes, and signs the same of his own free act.

16.	The Employee agrees to refrain from making any derogatory comments to any member of the media or any other public comment to any other third party concerning the Company or any current or former officers, employees, directors, shareholders or affiliates (including, without limitation, its parent corporation) of the Company. In consideration of the foregoing, the Company agrees to refrain from making any derogatory comment about the Employee to any third party (including, without limitation, any prospective employer) and shall provide oral references upon request and a mutually agreed upon letter of reference.

17.	It is understood and agreed that all files, papers, memoranda, letters, handbooks and manuals, facsimile or other communications that were written, authorized, signed, received or transmitted during or prior to Employee’s employment and any Company property (including, without limitation, any computer hardware or software, or other communications equipment) in Employee’s possession are and remain the property of the Company and, as such, are not to be removed from the Company’s offices. In addition, any such materials or property which may be in Employee’s possession, but which are not in the Company’s offices, are to be returned.

18.	In consideration of the Company’s agreement to provide the Employee with the payments and benefits listed in Paragraph 2, Employee covenants and agrees for a period of twelve months (12) from the Effective Date of this Agreement not to directly or indirectly enter into the employ of or assist in any manner (including but not limited to acting as a consultant, independent sales representative or distributor, with the exception of an established, multi-line distributor) any direct competitor to the Company.

19.	In consideration of the Company’s agreement to provide the Employee with the payments and benefits listed in Paragraph 2, Employee covenants and agrees for a period of twelve (12) months from the Effective Date of the Agreement not to, for himself or any person, firm, partnership, corporation, or other entity, (a) solicit, interfere with, or endeavor to cause any Employee to leave the employment of the Company, or (b) induce or attempt to induce any such Employee to breach an employment agreement with the Company.
[Remainder of page intentionally blank]

3

          IN WITNESS WHEREOF, the parties hereby execute this Agreement as follows:

Acknowledged and Accepted:

Name	Date

For the Company:

By:	Date

Its:

4